Mid-Con Energy Partners, LP Announces Closing of Permian Acquisition, Strategic Preferred Investment, and Conforming Borrowing Base

TULSA, August 11, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) through its wholly owned subsidiary, Mid-Con Energy Properties, LLC, today announced closing of its previously announced acquisition of oil and natural gas properties in Nolan County, Texas, for approximately $19.5 million. The acquisition is subject to customary post-closing adjustments based on an effective date of June 1, 2016.

PERMIAN ACQUISITION HIGHLIGHTS

•	Mid-Con Energy acquires ~96% average working interest

•	Properties include 27 producing wells, 11 injection wells, and 3 inactive wells

•	Net proved reserves of ~1.5 MMBoe audited by Cawley, Gillespie and Associates, Inc.

•	Reserves ~57% proved developed producing and ~99% oil with a reserve-to-production ratio of ~11.2 years

•	Average net daily production of 368 Boe/d (~96% oil) calculated based on trailing three-month average ended June 30, 2016

•	Historical lease operating expenses average approximately $12/Boe based on trailing three-month period ended June 30, 2016

•	Production taxes approximate 4.6%

CLASS A CONVERTIBLE PREFERRED UNITS
In conjunction with the acquisition, on August 11, 2016, Mid-Con Energy closed its previously announced private offering (the “Offering”) of $25.0 million aggregate principal amount of Class A Convertible Preferred Units (“Preferred Units”) to investors led by John Goff and including, among others, Mid-Con Energy III, LLC, an affiliate of Mid-Con Energy’s general partner, Bonanza Capital, and Swank Capital. The Partnership used net proceeds from the Offering to fund its Permian acquisition, and excess net proceeds will be used for general partnership purposes, including repayment of borrowings outstanding under Mid-Con Energy’s revolving credit facility.

The Preferred Units were issued at a price of $2.15 per Preferred Unit (the “Unit Purchase Price”). The Partnership will pay holders of the Preferred Units (“Holders”) a cumulative, quarterly distribution in cash at an annual rate of 8.00% or, under certain circumstances, in additional Preferred Units, at an annual rate of 10.00%. At any time after the six-month anniversary and prior to the fifth anniversary of the closing date of the Offering, each Holder may elect to convert all or any portion of such Holder’s Preferred Units into common units representing limited partner interests in Mid-Con Energy on a one-for-one basis. On the fifth anniversary of the closing date of the Offering, each Holder may elect to cause the Partnership to redeem all or any portion of such Holder’s Preferred Units for cash at the Unit Purchase Price, and any remaining Preferred Units will thereafter be converted to Common Units on a one-for-one basis.

$140 MILLION CONFORMING BORROWING BASE
Mid-Con Energy and its lenders executed Amendment No. 10 to the Partnership’s credit agreement on August 11, 2016, increasing the conforming borrowing base of the Partnership’s senior secured revolving credit facility to $140 million. Pro forma for net proceeds from the Permian acquisition and the Offering, debt outstanding will be approximately $133 million. Mid-Con Energy's next regularly scheduled bi-annual redetermination is expected to occur on or about November 1, 2016.

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575

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